FOR IMMEDIATE RELEASE



Media Contact:                               Investor Contact:
Thomas Dingledy                              Dianne McCormick
216 / 425-9811 x6145                         216 / 425-9811 x1900
                        Joele Frank / Dan Katcher
                        Abernathy MacGregor Group
                             212 / 371-5999


                       REVCO EXTENDS TENDER OFFER
               FOR ALL OF THE OUTSTANDING SHARES OF BIG B
               -------------------------------------------


Twinsburg, Ohio (October 25, 1996) -- Revco D.S., Inc. [NYSE: RXR] announced today that its subsidiary RDS Acquisition Inc. has extended its cash tender offer for all of the outstanding shares of Big B, Inc. [NASDAQ: BIGB] at a price of $15 per share until 5:00 p.m. (EST) on Monday, October 28, 1996. As of 6:00 p.m. (EDT) on October 24, 1996, 307,240 shares of Big B's outstanding common stock had been tendered to Revco under the terms of the offer. The tender offer was scheduled to expire at 5:00 p.m. (EDT) on Friday, October 25, 1996.

The tender offer is conditioned, among other things, upon the acquisition of a majority of Big B's outstanding common shares and the Big B poison pill shareholder rights being redeemed, invalidated or otherwise being inapplicable to the tender offer and Revco's proposed merger to acquire all outstanding Big B shares. As previously announced, the Hart-Scott-Rodino waiting period applicable to the tender offer has expired.

Revco, recognized as a Fortune 500 company, is the second largest drugstore chain in the U.S. operating 2,202 stores in 14 contiguous Midwestern, Southeastern and Eastern states. The stores sell prescription and over-the-counter drugs, health and beauty aids and other consumer products. Revco employs more than 32,000 associates in its stores, network of five distribution centers, regional offices and corporate offices in Twinsburg, Ohio.

Note to Editors: Today's news release, along with other news about Revco, is available by calling Company News On-Call at 1-800-758-5804, extension 751257. Information is also available on the Internet at: http:\\www.revco.com.